Exhibit 21.1

SUBSIDIARIES OF BEACON HOLDING INC.

Legal Name	State or Other Jurisdiction of Incorporation or Organization
BJ’s Wholesale Club, Inc.	Delaware
BJME Operating Corp.	Massachusetts
BJNH Operating Co., LLC	Delaware
Natick Realty, Inc.	Maryland
Natick Fifth Realty Corp.	Maryland
Natick NH Hooksett Realty Corp.	New Hampshire
Natick NJ 1993 Realty Corp.	New Jersey
Natick NJ Flemington Realty Corp.	New Jersey
Natick NJ Manahawkin Realty Corp.	New Jersey
Natick NJ Realty Corp.	New Jersey
CWC Beverages Corp.	Connecticut
JWC Beverages Corp.	New Jersey
Mormax Beverages Corp.	Delaware
Mormax Corporation	Massachusetts
Natick GA Beverage Corp.	Georgia
YWC Beverages Corp.	New York